Exhibit 99.2

October 29, 2013

Reaching Beyond the Low-Hanging Fruit in Personalized Precision Medicine

Iris BioTechnologies Inc. is in a unique position to lead the revolution in clinical medicine. The company is poised to set new standards of precision in diagnosis and therapeutics, as well as lead the industry in new and affordable applications. With Iris’s breast cancer test for example, patients will know in advance what medical treatment will likely work best for them, in addition to prognosis and recurrence risk.

Human Genomics: More Than Just the "Blueprint"

The Human Genome Project (HGP), completed in April 2003, was a historic, multi-billion-dollar international research effort to sequence and map all of the genes in human DNA. The National Human Genome Research Institute announced “the HGP gave us the ability, for the first time, to read nature's complete genetic blueprint for building a human being.”

Such statements inspired great initial optimism that the age of genome-based "personalized medicine" had arrived. When clinical applications did not materialize quickly, however, many lost confidence in the possibilities for personalized medicine. Although commercial applications to date have suffered from low accuracy and high cost, Iris has taken additional time to develop several interlocking patent-protected technologies that can at last fulfill the promise of personalized medicine with precision, at a moderate cost required by today's health care environment.

Consider the following:

•	In the past decade, AIDS has been transformed from a terrifying scourge into a manageable disease, by a fusion of chemistry, molecular biology and genetics.
•	Many deadly cancers are now poised to become similarly manageable diseases, through the use of targeted therapies based on functionally relevant molecular characteristics, rather than superficial features such as organ site, size, and appearance.
•	Development of predictive biomarkers will allow approved and experimental drugs to be used against tumors most likely to respond.
•	Marker-guided therapy will also allow predictive biomarkers to be developed in parallel with experimental drugs so that successful drugs enter the clinical market with fully validated predictive biomarkers.
•	As the number of potential treatment options increase, precision in selecting the correct therapeutic agent(s) becomes increasingly crucial. Pharmaceutical Research and Manufacturers of America (http://www.phrma.org/) currently reports that 111 medicines are now in various stages of development for treatment of breast cancer.
•	Iris’s unique intellectual property is a key foundational component of the rapidly growing personalized medicine industry.

Conventional cancer therapy is generally guided by phenotype, which depends on more than just the genetic blueprint. The genetic blueprint alone is not a reliable guide to a tumor's behavior. In breast cancers, genomic analysis has revealed subtypes of molecularly similar tumors, which have different behaviors and prognoses.

In a recent lecture at the Salk Institute, renowned Nobel prizewinner James Watson emphasized the limitations of genetics alone: "You could sequence 150,000 people with cancer and it’s not going to cure anyone.” Although targeted combination chemotherapies represent a big step forward in cancer treatment, current chemotherapy efficacy for breast cancer patients remains extremely low, about 2%. The low hanging fruit in guiding breast cancer treatment is to look at the expression of some genes and link the resulting profiles to risk of distant recurrence to predict whether or not patients might benefit from chemotherapy. We must move beyond this limited approach to realize the full potential of personalized medicine.

INTRODUCTION TO IRIS

Since 1999, Iris BioTechnologies Inc. has been developing a highly refined and powerful approach to integrating genomic, transcriptional, and proteomic data into knowledge useful for informing clinical treatment choices. The information gathered using our core technology will be useful for standard medical practice as well as research. Our initial product development is focused on breast cancer. To put this technology into historical perspective, some milestones in applying concepts of "personalized medicine" to breast cancer are briefly summarized below:

Important milestones - breast cancer prognosis and treatment

•	1971 - Tamoxifen ushers in the era of targeted therapy.
•	1998 - Trastuzumab (Herceptin) approved specifically for patients with HER2-positive breast cancers.
•	2000 – Genome-wide analyses of gene expression reveal molecularly distinct subsets of breast tumors.
•	2004 – Genomic Health’s Oncotype DX developed as a diagnostic test that quantifies the likelihood of disease recurrence in women with early-stage hormone receptor positive breast cancer.
•	2007 – Agendia’s MammaPrint approved by the FDA as a diagnostic test to assess the risk of breast cancer recurrence.
•	2012 – Cancer Genome Atlas Network publishes comprehensive molecular portraits of 825 human breast tumors.
•	2012 – Foundation Medicine successfully introduces the Foundation One genomic profiling test, generating $10.5 million in revenue, setting the stage for a successful Nasdaq IPO.

Important milestones – Iris BioTechnologies

•	1999 – Iris founded with the goal of focusing on the use of gene expression profiling to guide personalized treatment of breast cancer. Iris’ far-reaching vision also includes the optional integration of other nucleic acid and protein expression profiles, comprehensive life style, family medical history, and environmental factors to optimize medical treatment decisions.
•	1999 - 2000 – Iris files key patents on its unique intellectual properties.
•	2008 – Iris’ Nano-Biochip™ and BioWindows™ Artificial Intelligence System for Genetic Analysis are prepared for launching as products and services. Unlike that of its competitors, Iris’ technology makes it possible to both predict the risk of breast cancer recurrence and the best treatment options. Launch of these products and services are delayed, in part, due to the global financial crisis.
•	2013 – With five patents already granted and more pending, Iris is poised to resume the launch of its products and services for clinical and research applications. Despite the significant delay, the Iris platform remains unmatched in its capabilities to provide information on risk of recurrence and metastasis, as well as optimum choice of therapy. Figure 1 below shows Iris’s clear competitive advantage.

Competitive Environment

IRIS BioTechnologies

	Product Comparison	Tumor Test Price	Prediction	Technology	Market Cap (NASDAQ 10/25/13)
Iris	Nano-Biochip™ BioWindows™ (5 patents)	$ 4-5 K	Cancer Recurrence Chemo Effectiveness Targeted Therapies Match with therapies in clinical trials Best treatment regimen	Integrated BioWindows Artificial Intelligence System with Nano-Biochip and Next-gen sequencing	Planned NASDAQ IPO
Competitors	Genomic Health (Oncotype Dx Test for Breast Cancer)	$ 4.2 K	Cancer Recurrence Chemo Effectiveness	RT-PCR	$941 million (GHDX)
	Foundation Medicine (Foundation One Tumor Test)	$ 5.9 K	Targeted Therapies Match with therapies in clinical trials	Next-gen sequencing	$839 million (FMI)

CONFIDENTIAL AND PROPRIETARY INFORMATION

Figure 1. An excerpt from the Iris BioTechnologies Presentation – Oct. 28, 2013

IRIS Nano-Biochips™ and BioWindows™ Systems

The Iris Nano-Biochip™ is a specialized silicon chip with multiple functions to transform biological information into digital information, suitable for database storage. This was made possible by the convergence of several disciplines, including nanotechnology, semiconductor manufacturing, microfluidics, genomics, and information technology.

New clinical capabilities: The Iris Nano-biochip™ analyzes risk of tumor recurrence and metastasis, and determines treatments most likely to be effective, reducing the cost and the hazards of ineffective treatments.

Numerous applications: We anticipate that our product platform will lead to more effective diagnosis and treatment not only for patients with breast cancer, but also for those with neurological disorders, heart disease, diabetes, and other pathologic problems. Our platform also allows optional integration of other nucleic acid and protein expression profiles, comprehensive life style and family medical history data, and environmental factors to further inform medical treatment as well as to aid clinical research.

BioWindows™ is our bioinformatics artificial intelligence system for acquisition and analysis based on a variety of statistical algorithms. These algorithms suggest and evaluate hypotheses based on hybridization results, patient profiles, and clinical information. The system utilizes normalization and expression level controls to accommodate variations in hybridization conditions, label intensity, and other factors.

The key advantage of the Iris platform is its ability to rationally guide the clinician's choice of treatment. As more sophisticated classifications are developed based on gene activity and treatment responses in additional patient cohorts, and more therapeutic agents become available (see above), Iris' expanding database will enable more powerful and precise predictions.

Iris BioTechnologies Inc. - Current Status and Strategy:

Iris is an emerging leader in personalized precision medicine, preparing to launch clinical and research products in the fastest growing segment of the life sciences industry. Iris is developing products for prognostic purposes and prediction of the best therapeutic options for diseases such as breast cancer, Alzheimer’s disease, Parkinson disease and diabetes. Iris’ BioWindows™ System provides information with the potential to optimize longevity and quality of life.

Our operational plan includes testing in a CLIA laboratory but our technology platform is designed to be FDA approved to give us the option of having our test done in any certified US clinical laboratory,

Revenue projections: Iris plans to sell directly to major hospital networks, clinical laboratories, pharmaceutical companies, and research institutions, while relying on strategic partners in the value chain to access and service smaller customers. We are also forming other strategic partnerships to accelerate our revenue growth and profitability. The Iris patent portfolio, which has been granted worldwide, is expected to generate significant revenue through licensing. With multiple product launches, Iris expects to gain significant market share in the growing global, multi-billion-dollar health care market.

Investment to date: More than $9 million has been invested in Iris since its incorporation. A NASDAQ listing is currently planned.

Early recognition in the field: In 2008, after nearly a decade of R&D, Iris received from Frost and Sullivan the North American Technology Innovation Award in Pharmacogenomics. In bestowing this award, Frost and Sullivan stated: “Iris’ technology is a near-term opportunity, which would significantly transform the way in which personalized medication is currently being prescribed.” Later that year, Iris began trading on the OTCBB market, and founder and CEO Simon Chin was recognized by PharmaVoice Magazine in a special issue featuring 100 of the most inspiring individuals in the life-sciences industry.

Current Status: Iris continues to develop new products and new intellectual properties. Our competitors have developed a significant market, and Iris is well positioned to capitalize on this market through superior technology. Iris has several near-term opportunities for growth and revenue within the existing market. We also anticipate that Iris’ superior technology will drive the expansion of the overall market in personalized medicine. We plan to pursue traditional channels as well as collaborations, social media networks, and public engagement.

Our initial efforts are focused on helping breast cancer patients. However, the company has an extensive pipeline of disease-specific chips, including a BreastCancerChip, NeuroChip, ComprehensiveCancerChip, CardioChip, MetabolicChip and PrenatalChip. Iris’ technology platform is adaptable for veterinary, agricultural (including biofuel), and environmental applications. The expanding BioWindows™ database will be a powerful tool in drug development, stem cell research, and evolving clinical applications.

Market Size:

The global market for a more personalized approach to medicine and health is expected to grow to $452 billion in 2015, according to PricewaterhouseCoopers projections. The core diagnostic and targeted therapeutic segment of the market is expected to grow by 10 percent annually, reaching $42 billion by 2015. With health care spending expected to reach $4.3 trillion or 19.5 percent of GDP by 2017, companies developing personalized diagnostic products are expected to yield very good returns on investment.

Our Competition:

Genomic Health (See Figure 1 Above on Page 3): Our most direct competitor is Genomic Health, with market capitalization of $941 million on October 25, 2013, and revenues of $235.2 million in 2012, a 14 percent increase over the 2011. Despite their market success to date, Genomic Health's technology is comparatively unsophisticated. Their Oncotype Dx prognostic test determines the recurrence and potential responsiveness to chemotherapy. Its CLIA Test, which is not FDA approved, is a 21-gene expression test that classifies breast cancer patients as "low," "medium" or "high" risk of developing disease recurrence. Oncotype Dx ($4,175 per test) is used to analyze early-stage estrogen receptor positive breast cancers, and over 10,000 physicians have used it to help guide treatment for over 200,000 patients in 65 countries.

Foundation Medicine (See Figure 1 Above on Page 3): Foundation Medicine had a market capitalization of $839 million on October 25, 2013 and revenues of $10.5 million in 2012. Foundation Medicine’s FoundationOne product is the first pan-cancer, genomic profiling assay designed to help identify potential treatment options for patients. It is based on a comprehensive assessment of the genomic changes that can drive tumor growth. FoundationOne ($5,900 per test) uses next-generation sequencing to interrogate hundreds of cancer related genes in routinely collected tumor samples. A simple report aligns detected mutations with potentially relevant treatment options and clinical trials.

Agendia's Mammaprint prognostic test determines likelihood of recurrence and benefit of chemotherapy. It is an FDA-approved 70-gene expression test that classifies breast cancer patients as "low" or "high" risk of developing disease recurrence in a 10-year period and their potential responsiveness to chemotherapy for lymph node negative tumors up to 5 cm. Agendia is a privately held company, its 2012 revenue is believed to be less than $20 million.

NanoString. On September 10, 2013, US Food and Drug Administration granted 510(k) clearance of the NanoString's Prosigna Breast Cancer Prognostic Gene Signature Assay. This assay is intended for use as a prognostic indicator for distant recurrence-free survival at 10 years for postmenopausal women with Stage I/II lymph node-negative or Stage II lymph node-positive hormone receptor-positive breast cancer who have undergone surgery in conjunction with locoregional treatment consistent with standard of care. This test is expected to be available in late 2013 or early 2014.

Our Competitive Advantage:

Unlike the tests offered by Genomic Health, Foundation Medicine, Agendia, and NanoString, Iris’ BreastCancerChip™ test enables the selection of the best available targeted therapy for individual patients by using a 100+ gene expression test combined with additional genomic, proteomic, personal life style, family medical history, and environmental exposure information.

Iris’ products and services are designed not only to predict the probable recurrence of breast cancer, but also to provide important information to enable the physicians to choose the best personalized treatment regimens. Iris' technology will be in the same price range as other tests, but provide far more actionable information than any other existing product.

We believe Iris is in a position to set a new standard in personalized medicine, and will provide attractive returns to our investors. 2014 will be a defining year for us and for our industry.

For further information, please see the attached Iris BioTechnologies presentation and visit our website at www.irisbiotech.com. If you are interested in purchasing Iris convertible notes or larger quantities of Iris common stock prior to our NASDAQ offering, please contact Simon Chin, President and CEO, (408) 867-2885, simonchin@Irisbiotech.com.

5201 Great America Pkwy, Ste. 320, Santa Clara, CA 95054 Phone: (408) 867-2885 Fax: (408) 519-3478 Webs: www.irisbiotech.com